                                                                 EXHIBIT 10.23


                               OPERATING AGREEMENT
                                       OF
                            THE LOMA COMPANY, L.L.C.


         This Operating Agreement of The Loma Company, L.L.C. is hereby entered into effective as of the ____ day of December, 1996, by and between:

         NEWPARK HOLDINGS, INC., a Louisiana corporation (hereinafter sometimes referred to as "Newpark"); and

         OLS CONSULTING SERVICES, INC., a Louisiana corporation (hereinafter referred to as "OLS").

         WHEREAS, OLS is the assignee of the entire right, title and interest of Ores Paul Seaux in and to a certain new and useful invention as set forth in an application for United States Letters Patent entitled "Mat System for Construction of Roadways and Support Surfaces" accorded application serial No. 08/541,083 and filed on October 11, 1995 pursuant to an act of assignment dated October 4, 1996;

         WHEREAS, OLS and Soloco, Inc. (now, by way of merger, Soloco, L.L.C.), an affiliate of Newpark, have previously entered into that certain exclusive licensing agreement made effective as of July 1, 1995, as amended on December ____, 1996 and as may be amended from time to time hereafter the "License Agreement," relating to the production of certain property more fully described hereinafter;

         WHEREAS, it is Newpark's objective to facilitate the financing of the production of such property and assure itself a reliable source of production thereof under the Licensing Agreement;

         WHEREAS, Newpark and OLS have contemporaneously herewith formed a Louisiana Limited Liability Company and have agreed to enter into this Operating

Agreement for the Company to set forth the terms and conditions of the continuing relationship among the Members and the Company thereafter;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the covenants and agreements set forth below, Newpark and OLS agree as follows, pursuant to the provisions of the Louisiana Limited Liability Company Law, LSA-R.S. 12:1301, et seq.
(the "Law"), and on the following terms and conditions:

1. Agreement. This Operating Agreement of the Company is hereby adopted by the Members pursuant to the provisions of the Law upon the terms and conditions set forth hereinafter (the "Agreement").

2. Name. The name of the Company is The Loma Company, L.L.C.

3. Members. The name and municipal address of each of the members (the "Members") of the Company are as follows:

   Name                                   Municipal Address

   Newpark Holdings, Inc.                 Lakeway Center
                                          3850 N. Causeway
                                          Suite 1770
                                          Metairie, Louisiana   70002-1752
                                          ATTN:  Mr. James D. Cole

   OLS Consulting Services, Inc.          1126 Coolidge Boulevard
                                          Second Floor
                                          P.O. Box 52201
                                          Lafayette, Louisiana 70505
                                          ATTN: Mr. Paul Seaux

4. Principal Place of Business. The principal place of business of the Company shall be located at 1126 Coolidge Boulevard, Second Floor, P.O. Box 52201, Lafayette, Louisiana 70505, or such other location as selected from time to time by the Executive Committee (as hereinafter defined).

5. Business and Purpose. The purpose or purposes for which the Company is organized and the nature of the business to be carried on by it are stated and declared to be as follows:

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         To enter into any business lawful under the laws of the State of
Louisiana, either for its own account, or for the account of others, as agent, and either as agent or principal, to enter into or engage in any kind of business of any nature whatsoever, in which limited liability companies organized under the Law may engage; and to the extent not prohibited thereby to enter into and engage in any kind of business of any nature whatsoever in any other state of the United States of America, any foreign nation, and any territory of any country to the extent permitted by the laws of such other state, nation or territory.

         To establish a manufacturing facility for the development, manufacture, field trial and production of synthetic mats, including the construction and operation of a suitable manufacturing facility for such mats (the "Project").

6. Term. The existence of the Company shall commence on the effective date of this Agreement and shall terminate by the occurrence any of the following events:

         (a) The sale or other disposition of the Project or all or substantially all of the property of the Company;

         (b) The execution of a written agreement of termination setting forth the effective date thereof by all of the Members;

         (c) The withdrawal, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company unless, within 90 days after such event, all of the remaining Members agree in writing to continue the Company and, if membership is reduced to one, to the admission of one or more members;

7.       Capital Contributions.

         (a) Initial. The initial Members respectively have contributed the following amounts to the capital of the Company:

                  Member                                  Amount
                  ------                                 -------
                  OLS Consulting Services, Inc.          $ 51.00

                  Newpark Holdings, Inc.                 $ 49.00

         (b) Secondary Contribution of Newpark. Subject to reimbursement of its acquisition cost thereof as set forth hereinbelow, Newpark will contribute certain immovable property more fully described on Exhibit "A" attached hereto, which is the property upon which the manufacturing facility of the Company is to be located (the "Property"). Additionally, Newpark or its affiliates have advanced through August 31, 1996 (inclusive of interest charges




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

         on such advances), the sum of $669,903.83 to the Company. Newpark will periodically make additional advances to the Company to fund certain engineering and other soft costs in connection with the development, manufacture and field trial of prototype mats and development costs preliminary to the construction and initial operation of the manufacturing facility for the mats up to a total amount of $640,000.00 (any such additional amounts together with the amounts advanced by Newpark or its affiliates through August 31, 1995 shall be referred to cumulatively as the "Advances"). The Company will execute a note payable to Newpark equal to the amount of the Advances (the "Note"). Subject to any additional restrictions or terms that may be imposed by Company's lender(s), the Note shall be repaid in 28 equal quarterly installments of principal plus accrued interest on the unpaid principal balance at the rate of eight percent (8%) per annum, said quarterly installments to commence on the last day of the sixth month following the commencement of production at the manufacturing facility contemplated by the Project. The Executive Committee shall also have the right from time to time to relax the terms for the repayment of the Note to the extent the Company's financial condition may require. The Note shall further be subordinated as may be necessary to facilitate the best possible structure of the financing to be obtained for the hard costs of the Project as described below. Additionally, with the cooperation and assistance of the Company, Newpark will arrange suitable construction and permanent financing for the hard costs of the manufacturing facility (the "Project Financing"). Newpark will guarantee the Project Financing if required by the lender. Newpark's cost of acquiring the Property will be added to the Note if Newpark is not repaid in full for such cost from proceeds of the Project Financing.

         (c) Secondary Capital Contribution of OLS. OLS will contribute, assign and/or license to the Company its exclusive manufacturing rights relating to the manufacture of synthetic and wooden mats as reserved by OLS in the License Agreement together with OLS's rights, benefits and obligations under the License Agreement related to the manufacture of synthetic or wooden mats, including, specifically, but without limitation thereto, OLS's rights and obligations under Sections 4.01(d), (f) and (g) and Sections 5.01, 5.02 and 5.03 of the License Agreement. OLS shall retain and not assign to the Company the ownership of the Patent Rights. In addition, OLS shall contribute, assign and/or license to the Company the exclusive manufacturing rights relating to any improvements to the Products including Products produced according to or embodying the Improvement Inventions and the Engineering Data. OLS shall retain the right to make, use and sell the components and raw materials of the Products for uses other than for the production of Products. All capitalized terms used in this Section 7(c) shall have the meaning ascribed to them in the License Agreement. The Members agree that the value of OLS's secondary contribution made herein is $669,301.05 (the "OLS Advance"). The Company will execute a note payable to OLS equal to the amount of the OLS Advance




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         (the "Note"). Subject to any additional restrictions or terms that may be imposed by Company's lender(s), the Note shall be repaid in 28 equal quarterly installments of principal plus accrued interest on the unpaid principal balance at the rate of eight percent (8%) per annum, said quarterly installments to commence on the last day of the sixth month following the commencement of production at the manufacturing facility contemplated by the Project. The Executive Committee shall also have the right from time to time to relax the terms for the repayment of the Note to the extent the Company's financial condition may require. The Note shall further be subordinated as may be necessary to facilitate the best possible structure of the financing to be obtained for the hard costs of the Project as described below.

         (d) Limitation. No Member shall be required to make any contribution to the capital of the Company other than as set forth in (a), (b) and (c).

         (e) Provisions not for Benefit of Creditors. The provisions of this Paragraph 7 are not for the benefit of any creditor or other person other than a Member to whom any debts, liabilities or obligations are owed by, or otherwise has any claim against, the Company or any Member, and no creditor or other person shall obtain any rights under this Paragraph or by reason of this Paragraph, or shall be able to make any claim in respect of any debts, liabilities, or obligations against the Company or any Member.

         (f) Property. All Company property shall be held in the name of the Company.

8.       Management.

         (a) Executive Committee. As more fully described in Paragraph 8(c) hereof, the policy of the Company will be directed and its operations reviewed by an Executive Committee (the "Executive Committee") comprised of four Directors. Except as provided in Paragraph 8(c) hereof, no Member of the Company will have the right to bind the Company or to incur any obligation on behalf of the Company unless otherwise approved by a majority of the Executive Committee. Newpark will appoint two Directors to the Executive Committee and OLS will appoint two Directors to the Executive Committee. In the event of a payment default in any financing agreement between the Company and any third party lender, which payment default shall specifically include a demand by such third party lender upon Newpark or its affiliate(s) to pay all or any portion of such third party indebtedness (whether pursuant to a guaranty agreement or otherwise) and such payment default is not timely cured by Company and prompts an acceleration of the repayment of the indebtedness by such third party lender or an election by such third party lender to exercise any of its remedies upon default, including demand for payment upon Newpark or its affiliate(s) (except where such event of default has been precipitated by a




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         breach of Newpark or any of its affiliates under this Agreement or the
         Exclusive License Agreement), then, at Newpark's option, one of OLS's Directors will resign and the Executive Committee thereafter will be composed of three Directors, two of which are appointed by Newpark and one of which is appointed by OLS. If the two OLS Directors cannot agree on which Director among the two shall resign, Newpark shall select the OLS Director to resign. In the event or at such time the default is waived or subsequently cured and providing that Newpark or its affiliate is not required to advance any funds or incur any additional liability to such lender(s), OLS shall have the right to reinstate its resigning director to the Executive Committee.

         (b) Authority of the Executive Committee. The following matters shall be reserved to the Executive Committee:

                  (i) Final approval of the annual compensation, bonuses or other benefits to be paid to any managerial level employee of the Company, including any manager who is also a Member of the Company;

                  (ii) Final approval of the missions and goals of the Company, as the same my be modified from time to time, including, without limitation, final approval of the Company's annual operating plan as submitted by the Chief Executive Officer;

                  (iii) The approval of the public accounting firm(s) engaged by the Company to audit the financial affairs and records of the Company;

                  (iv) Any contract, except contracts between the Company and Soloco L.L.C., whose aggregate value to the Company is expected to exceed $500,000.00;

                  (v) The purchase, sale or lease of any immovable property by the Company;

                  (vi) Any guarantee by the Company of the debt or obligations of any other person or entity;

                  (vii) The approval of any proposed capital expenditure for the Company in excess of $25,000;

                  (viii) Any borrowings or loans made to or by the Company except regularly anticipated draws against a pre-approved revolving line of credit;

                  (ix) The sale or lease of all or any portion of the assets of the Company, except where such sale is in the ordinary course of Company's business or due to obsolescence or ordinary wear and tear; and




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                  (x) Any distributions made to the Members out of the Net
         Operating Cash Flow of the Company.

         (c) Chief Executive Officer. Paul Seaux shall be the Chief Executive Officer ("CEO") of the Company and, as such, shall have the authority and function delegated to him by the Executive Committee as set forth in Paragraph 8(d) hereof.

         (d) Authority of the CEO. The CEO shall have exclusive authority to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company, subject only to those matters which are reserved for the vote of the Executive Committee or the Members by the terms of this Agreement (by the vote herein specified), or by the Law. It is understood and agreed that the CEO shall have all of the rights and powers of the Members as provided in the Law and as otherwise provided by law, and any action taken by the CEO in accordance with this Paragraph 8 shall constitute the act of, and serve to bind the Company and its Members. In furtherance of the foregoing, the CEO shall have all right, power and authority necessary, appropriate, desirable or incidental to carry out the conduct of the Company's business, including, but not limited to, the right, power and authority: (i) to incur and pay all costs, expenses and expenditures (including the timely payment of all taxes)incurred in good faith in the course of the conduct of the Company business; (ii) to execute promissory note(s), loan agreement(s), mortgage(s), security agreement(s) and other financing related documents reasonably necessary to finance the operation of the Company's business by causing it to borrow funds upon such terms and conditions as previously approved by the Executive Committee and to take any and all actions and to execute, acknowledge and deliver all documents in connection therewith; provided however that the CEO shall have no right or power to create or impose personal liability on any Member for any of the Company's obligations without the express consent of such Member, except as may otherwise be provided herein; (iii) to employ and dismiss from employment any and all employees, agents, independent contractors, consultants, appraisers, attorneys and accountants, and to pay such fees, expenses, salaries, wages or other compensation to such persons, as the CEO determines to be reasonable; (iv) to acquire, purchase or contract to purchase, sell or contract to sell, or to lease or hire any personal or movable property; (v) to pay, extend, renew, modify, submit to arbitration, prosecute, defend or compromise, upon such terms as the CEO deems proper and upon any evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, in favor of or against the Company; (vi) to pay or cause to be paid any and all taxes, charges or assessments that may be levied, assessed or imposed on any property or assets of the Company; and (vii) to invest funds which, in the judgment of the CEO, are not immediately required for the conduct of the Company's business, in government-backed securities,




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

         money market accounts or other prudent short-term investments generally recognized as being free of risk.

         (e) Certificates. In accordance with La. R.S. 12:1305(C)(5) the Executive Committee shall have the power and authority to execute from time to time a certificate to establish the membership of any Member, the authenticity of any records of the Company or the authority of any person to act on behalf of the Company including, but not limited to the authority to take the actions referred to in La. R.S.
         12:1318(B).

         (f) Management Stalemate, Mediation, Buy-Sell. All actions reserved to the Executive Committee shall be taken by a majority of the members of the Executive Committee. If the Executive Committee, after a diligent and good faith effort, is unable to resolve a matter reserved to the Executive Committee and at least two members of the Executive Committee declare in writing that such stalemate has a materially adverse effect on the effective management of the Company, the Members shall first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association, under its mediation rules. Unless otherwise agreed upon, the mediation shall be conducted in Lafayette, Louisiana by a panel of three (3) mediators, one appointed by each of the Members and one appointed by the two mediators so appointed.

                  If the Members are unable to resolve the stalemate of the Executive Committee through non-binding mediation, then one Member shall purchase the entire interest of the other Member in the Company through the following procedures. Immediately prior to the conclusion of the mediation, the mediators, by the flip of a coin, shall designate one of the Members as the defaulting party. The defaulting Member shall then have a period of up to one hundred eighty (180) days from the date of the mediators' designation of the defaulting Member to make an offer to purchase the entire interest of the other Member upon such price and upon such terms as selected by the defaulting Member. Such offer shall be in writing and shall be sent by certified mail to the address of the other Member provided for notices hereunder. Thereafter, the other Member shall have a period of one hundred eighty (180) days from the receipt of such offer within which to either sell its entire interest to the defaulting Member for the price and upon the terms and conditions as set forth in the offer, or to purchase the interest of the defaulting Member for the price and upon the terms and conditions as set forth in the offer. If the defaulting Member fails to make an offer to purchase the entire interest of the other Member within the one hundred eighty (180) day period from the conclusion of the mediation, then such Member must sell its entire interest in the Company to the other Member for a price equal to the fair market value of its interest in the Company as determined by an independent United States investment banking firm appointed by the mediators, upon terms of all cash to the selling



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         Member. If neither Member purchases the interest of the other and the stalemate continues to exist, the Company shall be dissolved in the manner provided by applicable law.

         (g) Manufacturing Facility. Except for those matters reserved to the Executive Committee, the CEO shall manage the operation of the manufacturing facility and all aspects of the manufacturing process. All aspects of the ongoing business of the Company shall be subject to the terms and conditions of the Exclusive Licensing Agreement, a copy of which is attached as Exhibit "B" hereto.

         (h) Indemnification. The Company shall indemnify, hold harmless and defend any person who was or is a party or is threatened to be made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the Company) by reason of the fact that such person is or was the CEO or a member of the Executive Committee of the Company, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, and/or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Expenses incurred by the CEO or a Director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such CEO or Director to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company. Such expenses incurred by other personnel, employees and agents of the Company may be so paid upon such terms and conditions if any, as the CEO or Director deems appropriate.

         (i) Member Liability. Except as expressly provided under the Law, no Member shall have personal liability for the losses, debts, claims, expenses or encumbrances of or against the Company or its Property, nor shall any Member be obligated to restore a deficit balance, if any, in the Members Capital Account (as hereinafter defined).

         (j) Authority to Engage in Other Activities. Except as provided herein, no Member shall be required to manage the Company as his or its sole and exclusive function, and a Member may have other business interests and may engage in other activities in addition to those relating to the Company. The Members acknowledge that certain of the Members' other activities and




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         business interests may consist of the ownership, development, marketing, sale, operation or management of facilities or real properties or entities that compete with the business of the Company. Except as provided herein or in any Exhibit hereto, neither the Company nor any Member shall have any right in or to such other ventures by virtue of this Agreement or the relationship among the Members created hereby.

9.       Profits and Losses.

         (a) Determination, Allocation. The profits and losses of the Company shall be determined under accounting principals consistently applied and the method of accounting used in maintaining the Company's books and records, as hereinafter set forth. Except as specifically provided herein, the annual net profits and losses (and all items of income, deduction and credit) of the Company shall be allocated among the Members in accordance with their Membership Percentage Interests, which shall be as follows:

                                                   Membership
                  Member                           Percentage Interest
                  ------                           -------------------
                  Newpark                                49.0%

                  OLS                                    51.0%

                  TOTAL                                 100.0%

         (b) Allocations to Reflect Contributed Property and Capital Account Revaluations. In accordance with Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations issued thereunder (the "Regulations"), taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for Federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property for Federal income tax purposes and its fair market value, as recorded on the books of the Company. As provided in Section 1.704-1(b)(2)(iv)(f) of the Regulations, in the event that the Capital Accounts of the Members are adjusted to reflect the revaluation of Company property on the Company's books, then subsequent allocation of taxable income, gain, loss and deduction with respect to such property shall take into account any variation between the adjusted basis of such property for Federal income tax purposes and its adjusted fair market value, as recorded on the Company's books. Allocations under this Paragraph shall be made in accordance with
         Section 1.704-1(b)(4)(i) of the Regulations and, consequently, shall not be reflected in the Members' Capital Accounts.



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         (c) Varying Partnership Interests During Accounting Year. In the event there is a change in any Member's Membership Percentage Interest in the Company during an accounting year, net profits and net losses shall be appropriately allocated among the Members to take into account the varying interests of the Members so as to comply with Section 706(d) of the Code.

         (d) Regulatory Allocations. Notwithstanding any other provision in this Paragraph 9 to the contrary, in order to comply with the rules set forth in the Regulations for (i) allocations of income, gain, loss and deductions attributable to nonrecourse liabilities, and (ii) partnership allocations where partners are not liable to restore deficit capital accounts, the following rules shall apply:

                  (1) "Partner nonrecourse deductions" as described and defined in Section 1.704-2(i)(1) and (2) of the Regulations attributable to a particular "partner nonrecourse liability" (as defined in Section 1.704-2(b)(4)) shall be allocated among the Members in the ratio in which the Members bear the economic risk of loss with respect to such liability;

                  (2) Items of Company gross income and gain shall be allocated among the Members to the extent necessary to comply with the minimum gain chargeback rules for nonrecourse liabilities set forth in Sections 1.704-2(f) and 1.704-2(i)(4) of the Regulations; and

                  (3) Items of Company gross income and gain shall be allocated among the Members to the extent necessary to comply with the qualified income offset provisions set forth in Section 1.704-1(b)(2)(ii)(d) of the Regulations, relating to unexpected deficit capital account balances (after taking into account (i) all capital account adjustments prescribed in
                  Section 1.704-1(b)(2)(ii)(d) of the Regulations and (ii) each Member's share, if any, of the Company's partnership minimum gain and partner nonrecourse minimum gain and partner nonrecourse minimum gain as provided in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations.

                  Since the allocations set forth in this Paragraph 9(d) (the "Regulatory Allocations") may effect results not consistent with the manner in which the Members intend to divide Company distributions, the Executive Committee is authorized to divide other allocations of net profits, net losses, and other items among the Members so as to prevent the Regulatory Allocations from distorting the manner in which distributions would be divided among the Members but for application of the Regulatory Allocations. The Executive Committee shall have discretion to accomplish this result in any reasonable manner that is consistent with Section 704 of the Code and the related Regulations. The Members may agree, by unanimous written consent, to make any election permitted by the Regulations under Section 704 of the Code that may reduce or eliminate any Regulatory Allocation that would otherwise be required.

         (e) Tax Conformity; Reliance on Attorneys or Accountants. The determination of each Member's share of each item of income, gain, loss, deduction or credit of the Company for any period or fiscal year shall, for purposes of Sections 702 and 704 of the code, be made in accordance with the allocations set forth in this Paragraph 9. The Executive Committee shall have no liability to the Members or the Company if the Executive Committee relies upon the written opinion of tax counsel or accountants retained by the Company with respect to all matters (including disputes) relating to computations and determinations required to be made under this Paragraph or other provisions of this Agreement.

10.      Distributions.

         (a) Net Operating Cash Flow. "Net Operating Cash Flow" means the gross cash proceeds from Company operations, less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Executive Committee. "Net Operating Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, and shall be increased by any reductions of reserves previously established.

         (b) Distribution. The distribution policy of the Company will be established by the Executive Committee taking into account (i) the requirements of the Law; (ii) the terms and conditions of the Project Financing; and (iii) the capital and operating needs of the Company. In making distributions of Net Operating Cash Flow, the Executive Committee shall take into account the following priority: first, excess Net Operating Cash Flow shall be reinvested to the extent required for appropriate expansions of the business including working capital needs in connection therewith; second, as necessary, repayments shall be made under the Company's credit arrangements so as to minimize the cost of the Company's financing; third, distributions will be made to the Members. Any distributions of Net Operating Cash Flow shall be made forty-nine (49%) percent to Newpark and fifty-one (51%) percent to OLS in accordance with their individual interest set forth in Section 9(a) hereof. Provided sufficient Net Operating Cash Flow is available, the Executive Committee shall authorize the distribution of sufficient cash to cover each Member's federal and state income tax liability for reported income.

11. Financial Matters. To the extent that capital in addition to the Advances or the Project Financing is needed to operate the Company or fund certain maintenance or expansion of the Project, the Company will raise such funds according to the following priorities; first, the Company will seek to borrow such funds from third parties;




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

second, the Members may loan such funds to the Company upon terms and conditions similar to those of the Advances; and third, equity contributions may be made by each of the Members on a pro-rata basis in accordance with the Members' Membership Percentage Interests in the Company; provided, however, that no such contributions will be required unless the unanimous agreement of each of the Members to make such an equity contribution is first obtained.

12. Annual Reports and Tax Information. Within a reasonable time after the close of each Company accounting year, the Company shall furnish to each Member an annual report containing a balance sheet as of the close of such accounting year, statements of income, Members' Capital Accounts and cash flow and necessary tax information. If the Company's accounting year is the calendar year, such reports shall be made within sixty (60) days of the close of the accounting year.

13. Tax Matters Member and Tax Elections. OLS Consulting Services, Inc. is designated the "tax matters partner" as defined in Internal Revenue Code Section 6231(a)(7) and shall perform all duties imposed thereon under Code Sections 6221 through 6232. Except as specifically provided herein, said Member is further authorized, in its sole discretion, to make or revoke any Company tax election as provided for in the Internal Revenue Code; provided, however, that said Member shall make, on behalf of the Company, the election referred to in Section 754 of the Internal Revenue Code, if so requested by the Members. The Members intend that the Company be classified, for Federal income tax purposes, as a partnership, and agree in advance to any amendment which a tax advisor selected by the Executive Committee shall recommend to be necessary or advisable to qualify for or maintain such tax classification. Further, the Members authorize the filing (or the forbearance of filing) of any election under any Regulation or Internal Revenue Service rulings or procedures to effect the classification of the Company as a partnership for Federal income tax purposes.

14. Books and Records. The Company shall at all times keep and maintain a true and accurate set of books and records at the Company's principal place of business and in accordance with accounting principals consistently applied and the provisions of this Operating Agreement. The Company shall cause its books and records to be audited by a recognized public accounting firm approved by the Members. The Company shall allow its Members and their authorized representatives to inspect, during normal business hours, the books and accounting records of the Company, to make extracts and copies therefrom at their own expense, and to have full access of all of the Property and assets of the Company. Additionally, the Company shall supply to the Members of the Company any financial information they may from time to time reasonably require.

15. Accounting Year and Method. For purposes of maintaining the Company's books and records, the Company's accounting year shall be the calendar year, and the Company shall employ the cash method of accounting for tax purposes and the accrual method of accounting for book purposes, provided, however, that the Company shall use a fiscal year and/or employ the accrual method of accounting for tax purposes, if, and only if, the Company is required to report its federal income tax on such basis.

16. Book Carrying Value of Assets. The Company's assets shall be carried on the Company's books and records at each asset's "Book Carrying Value," which shall mean the asset's adjusted basis for Federal income tax purposes, except as follows:

         (a) The initial Book Carrying Value of any asset contributed by a Member to the Company shall be such asset's fair market value, as agreed to by the contributing Member and the Company.

         (b) The Book Carrying Value of all Company assets (including assets distributed in accordance with (ii) below) shall be adjusted to reflect their then current fair market value, as determined by the Members, upon the happening of any of the following events:

                  (i) Contributions to the Company, other than pro-rata contributions by the then current Members,

                  (ii) Distributions to the Members of property other than money or pro-rata distributions of undivided interests in the distributed property, or

                  (iii) Termination of the Company as a partnership for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Internal Revenue Code.

17.      Capital Accounts.

         (a) Individual capital accounts ("Capital Accounts") shall be maintained for each Member and shall consist of such Member's initial capital contribution to the Company, if any, increased by (i) any additional capital contributions to the Company by such Member and (ii) such Member's distributive share of Company profits, and decreased by
         (x) distributions to such Member pursuant to this Agreement and (y) such Member's distributive share of Company losses.

         (b) If the Book Carrying Value of Company assets is adjusted pursuant to Paragraph 16(b) hereof, the Capital Accounts of all Members shall be simultaneously adjusted to reflect the aggregate net adjustments to said Book Carrying Value of Company assets as if the Company recognized a profit or loss equal to the amount of such aggregate net adjustment.

         (c) The transferee of any interest in the Company transferred in accordance with the provisions of this Agreement shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest.

         (d) No Member shall be entitled to interest on the balance in such Member's Capital Account nor shall any Member be entitled to a distribution with respect to such Member's Capital Account except as specifically provided in this Agreement.

18. Prior Written Consent Required for the Sale of Membership Percentage Interests.

         (a) No Member may sell, transfer or otherwise dispose of all or any of its Membership Percentage Interest in the Company without either (i) obtaining the prior written consent of the other Members, which consent will not be unreasonably withheld, or (ii) in the case of a proposed sale, transfer or disposition by Newpark, complying with the provisions of Paragraph 18(b), and in the case of a proposed sale, transfer or disposition by OLS, complying with the provisions of Paragraph 18(c). Notwithstanding the foregoing, no written consent of the other Members or compliance with Paragraph 18(b) or Paragraph 18(c) will be required in the event of (x) an assignment or transfer of any Membership Percentage Interest in the Company from a Member to its parent corporation or to another directly or indirectly wholly-owned subsidiary or holding company of the Member or its parent company or to any affiliate or subsidiary of such holding company or (y) a collateral pledge of or grant of a security interest in a Membership Percentage Interest in the Company in order to secure indebtedness as provided in Paragraph 19. Any sale, transfer or other disposal of any Membership Percentage Interest in the Company (whether or not requiring the prior written consent of the other Members) will not be or become effective until the assignee or transferee has executed appropriate documentation in favor of the other Members and to the Company whereby such assignee or transferee agrees to be bound by the terms and conditions of this Agreement and any other third party contracts entered into by and between Members and by and between a Member or his or its affiliate and the Company, as provided in Paragraph 20.

         (b) Newpark Sale. As a condition to Newpark's right to sell, transfer or otherwise dispose of all or a portion of its Membership Percentage Interest in the Company (other than as permitted in Paragraph 18(a)), Newpark will first comply with the following conditions:

                  (i) Newpark will first inform OLS in writing (the "Newpark Notice of Sale") of the price, terms and conditions upon which it proposes to sell, transfer or otherwise dispose of its entire Membership Percentage Interest in the Company, will identify the prospective purchaser or transferee of such Membership Percentage Interest, and will offer OLS the opportunity to acquire Newpark's Membership Percentage Interest in the Company upon the same price, terms and conditions as set forth in the Newpark Notice of Sale ("OLS ROFR Rights"). OLS will have the preferential right to exercise OLS ROFR Rights as of the date of the Newpark Notice of Sale.

                  (ii) It will be deemed that OLS ROFR Rights have been waived if such rights have not been exercised in writing within thirty (30) calendar days after receipt of the Newpark Notice of Sale.

                  (iii) Newpark may, within a period of six (6) months after OLS ROFR Rights have been refused or waived by OLS, sell, transfer or otherwise dispose of such Membership Percentage Interest in the Company to the prospective purchaser or transferee previously identified in the Newpark Notice of Sale, but not at a price less than nor upon terms and conditions more favorable to the purchaser or transferee than the price, terms and conditions first offered to OLS.

                  (iv) If no such transaction of Newpark's Membership Percentage Interest in the Company is consummated by Newpark within the same period of six (6) months, Newpark will not thereafter make any sale, transfer or other disposal without again offering the same to OLS in accordance with the provisions of this Paragraph 18(b).

         (c) OLS Sale. As a condition to OLS's right to sell, transfer or otherwise dispose of all or a portion of its Membership Percentage Interest in the Company (other than as permitted in Paragraph 18(a)), OLS will first comply with the following conditions:

                  (i) OLS will first inform Newpark in writing ("OLS Notice of Sale") of the price, terms and conditions upon which it proposes to sell, transfer or otherwise dispose of its entire Membership Percentage Interest in the Company, will identify the prospective purchaser or transferee of such Membership Percentage Interest, and will offer Newpark the opportunity to acquire OLS's Membership Percentage Interest in the Company upon the same price, terms and conditions as set forth in OLS Notice of Sale (the "Newpark ROFR Rights"). Newpark will have the preferential right to exercise its Newpark ROFR Rights as of the date of OLS Notice of Sale.

                  (ii) It will be deemed that the Newpark ROFR Rights have been waived if such rights have not been exercised in writing within thirty (30) calendar days after receipt of OLS Notice of Sale.

                  (iii) OLS may, within a period of six (6) months after the Newpark ROFR Rights have been refused or waived by Newpark, sell, transfer or otherwise dispose of its entire Membership Percentage Interest in the Company to the prospective purchaser or transferee previously identified in OLS Notice of Sale, but not at a price less than nor upon terms and conditions more favorable to the purchaser or transferee than the price, terms and conditions first offered to Newpark.

                  (iv) If no such transaction of OLS's Membership Percentage Interest in the Company is consummated by OLS within the same period of six (6) months, OLS will not thereafter make any sale, transfer or other disposal without again offering the same to Newpark in accordance with the provisions of this Paragraph 18(c).

19. Transfers as Security. Any Member may transfer all or any part of its interest in the Company by way of security, and the provisions of Paragraph 18 shall not apply so long as the Member remains the legal owner of the interest so given as security. However, the interest cannot be transferred or sold to satisfy the debt for which it was given as security without complying with the provisions of Paragraph 18.

20. Status of Transferee. Any transfer (whether voluntary or involuntary) of an interest in this Company in accordance with the provisions of the Agreement (other than to another Member) shall convey to the transferee only the transferor's right to share in distributions, profits and losses and capital upon liquidation with respect to the interest transferred, shall not convey any rights to vote on any Company matters or to participate in the management of the Company and shall not diminish or in any way affect the liabilities and obligations of the transferring Member under the Agreement, and the transferee shall not become a Member in the Company unless and until:

                  (i) the transfer shall have been approved by all of the other Members;

                  (ii) the transferee shall agree in writing to be bound by the terms and conditions of this Agreement (as may be modified in connection with the transfer) and any other third party contracts entered into by and between the Members or by and between the Members or any of his or its affiliates and the Company; and

                  (iii) an instrument setting forth the fact of the transfer and the new interests of the affected Member, is executed by all of the Members including the transferee.

21.      Bankruptcy of a Member.

         (a) Except as otherwise provided herein, the bankruptcy of a Member shall terminate that Member's interest in the Company and the remaining Members shall have the right to purchase the interest of the withdrawing Member at a price equal to the value of his interest in the Company as of the end of the month of his bankruptcy as hereinafter calculated.

         (b) Upon the termination of a Member's interest in the company as provided in subparagraph (a) hereof, Company Capital Accounts shall be posted as of the end of the month in which the terminating event occurred. The value of the bankrupt Member's interest in the Company shall be the sum of its Capital Account as posted and any debts due and owing to it by the Company less any amounts due and owing by him it the Company.

         (c) If the remaining Members exercise their right of purchase, they shall pay the purchase price of the interest of the Member terminating hereunder at the valuation determined under subparagraph (b) hereof, as follows:

                  (i) One/half within three months after the end of the month in which the terminating event occurred, and

                  (ii) the balance within six months after the end of the month in which the terminating event occurred.

         The remaining Members shall purchase the interest of the terminating Member in proportion to their respective Membership Percentage Interests; provided, however, that if one Member fails to pay its share of the purchase price, the remaining Member or Members may pay the balance and their respective Membership Percentage Interests shall be increased thereby.

         (d) The bankruptcy of a Member shall not terminate that Member's interest in the Company if the remaining Members unanimously agree to admit that Member's trustee in bankruptcy, successor, assign or other legal representative as a Member under the provisions of Paragraph 20 hereof.

         (e) Following the bankruptcy of a Member, neither the Member, nor the Member's trustee in the bankruptcy, successor, assign or other legal representative shall have any further rights in connection with the management of the Company as provided in Paragraph 8 hereof, and none of such shall have any right to serve as a CEO, Director or other Manager of the Company or any right to appoint any person to any such position.

22. Other Events of Termination of Interest of Member, Withdrawal of Member, Admission of New Members.

         (a) Upon any other event which terminates a Member's interest in the Company, other than bankruptcy of the Member, such as the withdrawal, expulsion or dissolution of a Member, and provided that the Company is continued pursuant to the terms of Paragraph 6 hereof, such Member shall be distributed, within six (6) months of the date of such Member's termination of membership in the Company, an amount, in cash, equal to the Member's capital account as of the end of the month in which the terminating event occurred, plus any debts due and owing to it by the Company, less any amounts due and owing by it to the Company.

         (b) No Member may voluntarily withdraw without the consent of all remaining Members and the Members.

         (c) A new Member or Members may be admitted with the consent of all Members and such admission may be effected by an amendment to this Agreement, executed by all of the Members setting forth the value of such Member's contribution to the Company and the resulting Membership Percentage Interests of the newly admitted Member or Members and any other Member or Members of the Company and any other modifications to this Agreement occasioned thereby.

23.      Seizure of Interest of Member.

         (a) In the event of the seizure of the interest in the Company of any Member by a creditor of the Member, the Company shall have the right and option to either:

                  (i) bond out the seizure, or

                  (ii) satisfy the debt on account of which the seizure was made, or

                  (iii) take no action.

         (b) If the Company shall elect to bond out the seizure, the Member whose interest was seized shall be indebted to the Company for the premiums and other expenditures of the Company incurred by reason of the bonding out of the seizure.

         (c) If the Company shall satisfy the debt on account of which the seizure was made, the Company shall automatically be subrogated to all of the rights of the seizing creditor against the Member whose Company interest was seized with respect to the debt so satisfied by the Company.

         (d) In the event of seizure of the interest in the Company of any Member, such Member shall no longer have any right to participate in the management of the Company as set forth in Paragraph 8 hereof or to serve as a CEO, Director or other Manager of the Company and shall have no right to appoint any person to any such position.

24.      Liquidation.

         (a) Upon termination of the Company as provided in Paragraph 6, the Members jointly acting as liquidator, shall proceed to wind up the affairs of the Company and to liquidate the Company in an orderly manner. The liquidator of the Company shall collect all revenues and liquidate the assets, to the extent deemed necessary and advisable, and shall distribute (or establish appropriate reserves therefor) the proceeds and the unliquidated assets, if any, in accordance with the following priorities:

                  (i) First, payment and discharge of debts and liabilities of the Company;

                  (ii) Second, liquidation of Members' Capital Accounts; and

                  (iii) Third, if any proceeds or unliquidated assets remain after satisfaction of the above priorities (i) and (ii), such remaining proceeds and unliquidated assets shall be distributed to the Members in accordance with their Membership Percentage Interests.

         (b) Any gain or loss on disposition of the assets of the Company in liquidation shall be credited or charged to the Members in proportion to their Membership Percentage Interests.

         (c) Any property distributed in kind shall be valued by an independent appraisal at its fair market value and then treated as though the property were sold at such fair market value as of the time of such distribution (with a resulting allocation of profits and losses) and the cash proceeds were distributed. In-kind distributions shall be made at the discretion of the liquidator and, if made, shall to the extent possible be made on the basis of particular properties being distributed to particular Members in full ownership.

25. Applicable Law. The relations of the Members with each other and with third persons shall be governed by the laws of the State of Louisiana.

26.      Notices. Notices required or permitted by this Agreement shall be given
(a) to each Member (and to legal representatives and successors) at the Member's permanent mailing address as hereinabove set forth and (b) to the Company at its principal place of business, with copies to each Member at their said permanent mailing address. The Company or any Member may change the address for the giving of notices to it or him by giving the Company and all other Members a notice of the new address. Any such notice or communication (a) sent by express overnight courier or facsimile will be considered given on the first business day following the date of dispatch and (b) delivered personally will be considered given on the date of such delivery. Nothing contained in this Paragraph 26 will excuse failure to give prompt or immediate oral notice for purposes of informing the other Member of an event which requires such notice, but such oral notice will not satisfy the requirements of written notice set forth in this Paragraph 26.

27. Waiver. No failure or delay by any Member in exercising any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. No waiver by any Member of any breach of any provision hereof will be deemed to be a waiver of any subsequent breach of that or any other provision thereof.

28. Amendments. Except as otherwise provided herein, this Agreement may be amended only by an instrument in writing signed by all Members.

29. Separability of Provisions. If for any reason, any provision hereof is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

         This Operating Agreement may be executed in any number of multiple originals or counterparts, each of which shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns, jointly, severally and in solido.
         IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Operating Agreement effective as of the date first hereinabove set forth.


WITNESSES                              NEWPARK HOLDINGS, INC.

                                       By:
--------------------------------           ----------------------------------
                                          James D. Cole
                                          President
--------------------------------
                                       OLS CONSULTING SERVICES, INC.

                                       By:
--------------------------------           ----------------------------------
                                          Ores Paul Seaux
                                          President
--------------------------------